 Exhibit 99.1

CorMedix Inc. Provides Update on its Financing Plans in Connection with its Ongoing LOCK-IT 100 Clinical Study

Berkeley Heights, NJ – February 27, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today provided guidance regarding the actions it may undertake to meet any additional capital needs prior to the anticipated interim efficacy analysis of its LOCK-IT 100 clinical study.

Khoso Baluch, Chief Executive Officer of CorMedix stated, “We are working as quickly and as diligently as possible to complete the quality assurance procedures necessary for the interim efficacy analysis and subsequent review by the Data Safety Monitoring Board (DSMB). We understand the financial impact of each week we spend in this effort, and at the same time we recognize the need to ensure the accuracy and completeness of the data required for conducting the interim efficacy analysis. Given our poor current market valuation, we intend to minimize dilution to our shareholders by adhering to our financial strategy of raising as small an amount of capital as necessary to get us through the DSMB’s review.”

Based on the Company’s current cash resources, the estimated cost of continuing the LOCK-IT 100 clinical study until the interim efficacy analysis is completed, and by reducing or delaying other activities until after the results of the interim efficacy analysis are known, the Company believes it will be able to fund operations into June 2018 and anticipates that any remaining short-term capital needs may be met through small opportunistic financings similar to those it completed during the fourth quarter of 2017.

The Company expects to report its fourth quarter and full year 2017 financial results on March 19, 2018.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin®; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the ongoing LOCK-IT 100 trial and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contacts:

Dan Ferry
Managing Director
LifeSci Advisors